EXHIBIT 10.6

Molex Incorporated

Summary of Non-Employee Director Compensation

Cash Compensation:

Annual Retainer: $70,000

Chair of Audit: $20,000

Other Audit Committee Members: $10,000

Chair of Compensation: $15,000

Chair of Corporate Governance and Nominating: $10,000

Chair of Technology: $10,000

Equity Compensation:

Stock Options: 5,000 shares of Class A Common Stock (annual grant)

Restricted Stock: $75,000 of Class A Common Stock (annual grant)

The annual retainer, committee chair fees and Audit Committee fees are payable quarterly in arrears at the end of January, April, July and October.

All or a portion of the cash compensation may be deferred under the Directors’ Deferred Compensation Plan. Deferrals may be invested in an interest-bearing account payable in cash, or in a stock unit account payable in shares of Molex Common Stock.

The stock options have an exercise price equal to the closing price of the Class A Common Stock on the grant date and vest ratably over four years commencing on the first anniversary of the grant date and expire ten years from the grant date.

With respect to the restricted stock grant, the number of Class A shares is based on the closing price of the Class A Common Stock on the grant date and the restricted stock vests ratably over four years commencing on the first anniversary of the grant date.